Exhibit 10.29

PROMISSORY NOTE

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, CleanTech Innovations, Inc., a Nevada corporation listed on the NASDAQ Stock Market, which wholly owns its operating entities in the People’s Republic of China (“China”), with its principal executive offices located at C District, Maoshan Industry Park, Tieling Economic Development Zone, Tieling, Liaoning Province, China 112616 (the “Borrower”), hereby unconditionally promises to pay to the order of NYGG (Asia) Ltd., a British Virgin Islands company with an address of 12th Floor Ruttonjee House, 11 Duddell Street, Central, Hong Kong (together with its successors, representatives, and permitted assigns, and designees the “Noteholder,” and together with the Borrower, the “Parties” and each a “Party”), the aggregate of such amounts the Noteholder has disbursed to the Borrower pursuant to Section 2.2, together with all accrued interest thereon and all other amounts owed to Noteholder by Borrower as provided in this Promissory Note (this “Note”).

WHEREAS, the Parties agree that this Note and Advances made hereunder are being executed, at the request of the Borrower, and the Borrower represents and warrants that Borrower has obtained the full consent and approval with respect to this Note from (1) each director serving on the Borrower’s Board of Directors; (2) the holders of at least a majority (51%) of the Borrower’s issued and outstanding capital stock having the right to vote on such matters; and (3) Borrower’s senior management team led by its Chairman and CEO, Bei Lu, for the specific purpose of funding the Borrower so that it can retain attorneys and other professionals to recover damages and punitive damages from NASDAQ Stock Market and others whose wrongful acts have severely harmed the Borrower and its creditors and shareholders, so that the Borrower can repay this Note and all amounts due under the $10 million Promissory Note issued by the Borrower to the Noteholder on December 13, 2010, as amended (the “2010 Note”), which 2010 Note is now in a continuing default, with an outstanding unpaid balance as of August 13, 2013 of at least Chinese currency (RMB) of RMB 68,830,000 yuan); and also obtaining compensation for the shareholders of the Borrower for damage they have suffered from the wrongful delisting by the NASDAQ Stock Market, and compensating the Borrower for damage to it.

WHEREAS, the Parties understand that the Borrower is in default on the December 13, 2010 Note which has not been waived and nothing in this Note shall constitute a waiver of such default.

NOW, THEREFORE, the Parties agree as follows:

1. Definitions.  Capitalized terms used herein shall have the meanings set forth in this Section 1.

“2010 Borrower Entities” has the meaning set forth in Section 6.8.

“2010 Loan” has the meaning set forth in Section 6.8.

“2010 Note” has the meaning set forth in the recitals above.

“Advance” means each disbursement made by the Noteholder to the Borrower pursuant to Section 2.2.

“Affiliate” means, as to any specified Person (i) any Person that, directly or indirectly, through one or more intermediaries, is in control of, is controlled by, or is under common control with such specified Person; (ii) any director, manager, member, officer, partner, trustee or employee of such specified Person; and (iii) any ancestor, friends or associates, spouse or family member, whether by blood or marriage, of any of the foregoing Persons, or any trust for the primary benefit of such Persons. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Applicable Rate” means a rate of interest equal to three percent (3%) per annum during the first six (6) months following each Advance, and zero percent (0%) thereafter.

“Borrower” has the meaning set forth in the introductory paragraph.

“Borrowing Notice” has the meaning set forth in Section 2.2.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.

“Damages” has the meaning set forth in Section 11.

“Debt” of the Borrower means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except unsecured trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness described in clauses (a) through (f) of a Person other than the Borrower; and (h) indebtedness described in clauses (a) through (g) of any Person other than Borrower secured by any Lien on any asset of the Borrower, whether or not such indebtedness has been assumed by the Borrower.

“Default” means any of the events specified in Section 9 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 9 would, unless cured or waived, become an Event of Default.

“Default Rate” means a rate of interest equal to twenty four percent (24%) per annum.

“Escrow Agent” means Holland & Knight, LLP, and any successor escrow agent thereto.

“Escrow Agreement” means that certain Escrow Agreement dated as of the date hereof, by and between the Borrower, the Noteholder and Holland & Knight LLP, as escrow agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Event of Default” has the meaning set forth in Section 9.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions.

“Interest Payment Date” means the first day of each month in a calendar year during which any amounts are outstanding under this Note, commencing on the first such date to occur after the execution of this Note.

“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien, charge or other security interest.

“Loan” has the meaning set forth in Section 2.1.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower; (b) the validity or enforceability of this Note; (c) the rights or remedies of the Noteholder hereunder; or (e) the Borrower’s ability to perform any of its payment obligations hereunder.

“Maturity Date” means the earlier of (a) the date on which all amounts under this Note shall become due and payable pursuant to Section 10; and (b) the date on which the Noteholder elects in writing to terminate its obligation to make Advances to the Borrower and demand payment of all amounts owed by the Borrower to the Noteholder hereunder.

“NASDAQ Delisting” has the meaning set forth in Section 7.6.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Noteholder Indemnitee” has the meaning set forth in Section 11.

“Order” as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Party” and “Parties” has the meaning set forth in the introductory paragraph.

“Permitted Debt” means Debt (a) existing or arising under this Note and any refinancing thereof; (b) existing or arising under the 2010 Loan, or existing as of the date of this Note and set forth in Schedule 1; and (c) any other Debt that is junior in priority to the obligations under this Note; provided, however, that any Debt having priority over the Loan and the rights granted to the Noteholder herein shall not be “Permitted Debt.”

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or any other entity.

“Recovered Amounts” has the meaning set forth in Section 12.

“Subsidiaries” has the meaning set forth in Section 6.2.

2. Loan Disbursement Mechanics.

2.1. Commitment.  From the period commencing on the date hereof and ending on the Maturity Date, the Noteholder shall, subject to Section 2.2, make available to the Borrower one or more Advances in an aggregate principal amount not to exceed Ten Million Dollars (US $10,000,000) (the “Loan”).

2.2. Advances.  As a condition to the disbursement of any Advance, the Borrower shall, at least three (3) Business Days prior to the requested disbursement date, deliver to each of the Noteholder and the Escrow Agent a written notice (the “Borrowing Notice”) setting out (a) the amount of the Advance; (b) the intended use of such Advance, which shall include, without limitation, each Person who will be paid any amounts from such Advance and a description of the services performed, or to be performed, by such Person; and (c) such other information as the Noteholder shall require in its sole discretion.  Each Borrowing Notice shall be deemed to restate and affirm the Borrower’s representations and warranties in Section 6 as of the date of such Borrowing Notice.  Following receipt of the Borrowing Notice and such other information as the Noteholder may require in its sole discretion, the Noteholder shall make available to the Borrower, but only through a payment in the U.S. directly to a service provider unaffiliated with the Borrower, the amount set forth in the notice in immediately available funds as provided in the Escrow Agreement.  Notwithstanding anything herein to the contrary, the Noteholder and any Affiliate thereof may, in its sole discretion, require that the Borrower receive an Advance and disburse such Advance to service providers or other Persons deemed important by the Noteholder for the Borrower to authorize and make payment to.

3. Final Payment Date; Optional Prepayments.

3.1. Final Payment Date.  The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the Maturity Date.

3.2. Optional Prepayment.  The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  No prepaid amounts may be reborrowed hereunder.

4. Interest.

4.1. Interest Rate.  Except as otherwise provided herein, the outstanding principal amount of all Advances made hereunder shall bear interest at the Applicable Rate from the date such Advance was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

4.2. Default Interest.  Upon the occurrence of an Event of Default and so long as such Event of Default continues, all amounts payable hereunder shall bear interest at the Default Rate.  Without limiting the foregoing, if any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, the outstanding principal amount of all Advances made hereunder shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full.

4.3. Interest Payment Dates.  Interest shall be payable in arrears to the Noteholder on each Interest Payment Date.

4.4. Computation of Interest.  All computations of interest shall be made on the basis of a year of 365 days and the actual number of days elapsed.  Interest shall accrue on each Advance on the day on which such Advance is made, and shall not accrue on any Advance for the day on which it is paid.

4.5. Interest Rate Limitation.  In no event will the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable Law, and any interest paid in excess of the permitted rate will be refunded to the Borrower.  Such refund will be made by application of the excessive amount of interest paid against any sums outstanding hereunder and will be applied in such order as the Noteholder may determine.  If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the sums outstanding will be refunded in cash by the Noteholder.  Any such crediting or refunding will not cure or waive any Default by the Borrower.  The Borrower agrees, however, that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by applicable Law, any non-principal payment, including without limitation prepayment fees and late charges, will be deemed to the extent permitted by Law to be an expense, fee, premium or penalty rather than interest.

5. Payment Mechanics.

5.1. Manner of Payments.  All payments of interest and principal shall be made in United States Dollars no later than 12:00 PM ET (New York) on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at such bank as may be designated in writing by the Noteholder from time to time.

5.2. Application of Payments; Payment Dates.  Except as otherwise provided in Section 12 with respect to Recovered Amounts, all payments made hereunder shall be applied (a) first, to the payment of any fees or charges outstanding hereunder, (b) second, to accrued interest, and (c) third, to the payment of the outstanding principal amount under this Note.  Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the Business Day immediately following such date.

5.3. Evidence of Debt.  The Noteholder is authorized to record on the grid attached hereto as Exhibit A each Advance made to the Borrower and each payment or prepayment thereof.  The entries made by the Noteholder shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Noteholder to record such payments or prepayments, or any error or inaccuracy therein, shall not in any manner affect the obligation of the Borrower to pay or repay the Advances, accrued interest thereon or any other amounts owed by the Borrower to the Noteholder in accordance with the terms of this Note.

6. Representations and Warranties of the Borrower.  The Borrower hereby represents warrants and covenants to the Noteholder as follows:

6.1. Existence; Compliance With Laws.  The Borrower is (a) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada and has the requisite power and authority, and the legal right, to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and (b) in compliance with all Laws and Orders.

6.2. Organization and Conduct of Business.  (a) The Borrower is the sole owner of various subsidiary operating entities located in China (the “Subsidiaries”), and each such Subsidiary conducts its business in China as an WFOE (Wholly Foreign Owned Enterprise) and is in good standing under and in full compliance with the laws of the Unites States and China; (b) neither the Borrower nor any of its Affiliates (including, without limitation, its management members, the Borrower’s CEO, Bei Lu, and each Affiliate of such Persons), owns or controls, directly or indirectly, any other business in China other than the Borrower and the Subsidiaries; (c) neither the Borrower nor any Affiliate thereof have disposed of any of the Borrower’s assets, or transferred sales and/or receipts from the Borrower, and there have been no “related party transactions” by or among the Borrower and any of its Affiliates; and (d) the Borrower’s financial statements, filings with the U.S. Securities and Exchange Commission and other regulatory filings with various entities in the United States and elsewhere are accurate and complete in all aspects, and are not misleading.

6.3. Authorization; Execution and Delivery.  The execution, delivery and performance by the Borrower of this Note has been duly authorized by all necessary corporate action and will not violate any provision of any Law or Order to which the Borrower or any Affiliate thereof is subject, or the Borrower’s Articles of Incorporation or Bylaws, as amended, or result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Borrower or its Subsidiaries pursuant to any agreement or instrument to which they are a party.  The Borrower has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder.

6.4. Enforceability.  This Note is a valid, legal and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5. No Approvals.  No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Borrower to execute, deliver, or perform any of its obligations under this Note.

6.6. No Litigation.  No action, suit, litigation, investigation or proceeding of, or before, any arbitrator or Governmental Authority is pending or threatened by or against the Borrower or any of its property or assets (a) with respect to this Note or any prior other Promissory Note issued by the Borrower (including, without limitation, the 2010 Note); (b) arising from or related to any transaction of any kind with the Noteholder or any Affiliate thereof, or any of the transactions contemplated hereby; or (c) that would be expected to materially adversely affect the Borrower’s financial condition or the ability of the Borrower to perform its obligations under the Note.

6.7. Capitalization.  Borrower represents that, as of the date hereof, the fair market value of the Borrower, as determined in accordance with GAAP, is not less than Ten Million Dollars (US $10,000,000).

6.8. Accuracy of Information.  Except as set forth in Schedule 6.7, each representation and warranty made by the Borrower, Liaoning Creative Bellows Co., Ltd. and Liaoning Creative Wind Power Equipment Co., Ltd., respectively (the “2010 Borrower Entities”) pursuant to that certain Loan Agreement dated as of December 13, 2010, as amended (the “2010 Loan”) by and among the Noteholder and the 2010 Borrower Entities is true and correct in all respects.

6.9. Observance of Prior Covenants.  Each of the 2010 Borrower Entities is in default which is continuing with respect to its respective covenants and obligations under, the 2010 Loan, as set forth on Schedule 6.8.

6.10. Priority.  There is no existing Debt or Lien that is senior in priority to the Loan, or that creates, or is reasonably likely to create, a valid obligation having priority over the rights granted to the Noteholder herein.

7. Affirmative Covenants.  Until all of the Borrower’s obligations under this Note are satisfied in full, the Borrower shall:

7.1. Maintenance of Existence.  (a) Preserve, renew and maintain in full force and effect its corporate existence and (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.2. Compliance.  Comply with (a) all of the terms and provisions of its organizational documents; (b) its obligations under its material contracts and agreements except as stated herein and in Schedule 6.8; and (c) all Laws and Orders applicable to it and its business, including all disclosure requirements with respect to this Note, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect (it being understood and agreed by the Parties that the Noteholder shall have no obligation whatsoever to make any regulatory filings related to this Note).

7.3. Payment Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.

7.4. Notice of Events of Default.  As soon as possible and in any event within two (2) Business Days after it becomes aware that a Default or an Event of Default has occurred, notify the Noteholder in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.

7.5. NASDAQ Listing.  Cause shares of its capital stock to be registered, listed and traded on the NASDAQ Stock Market.

7.6. Recovery of Losses.  (a) Take all necessary steps to recover and recoup the losses suffered by its creditors and shareholders, including, without limitation, the Noteholder and/or its Affiliates, as a result of the delisting of the Borrower from the NASDAQ Stock Market (the “NASDAQ Delisting”); and (b) distribute and pay all Recovered Amounts as provided in Section 12.

7.7. Use of Proceeds.  Use each Advance only for such purpose(s) as may be approved in writing by the Noteholder, in its sole discretion, with respect to such Advance.

7.8. Further Assurances.  Upon the request of the Noteholder, promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note.

7.9. Acceptance of Calculation of Outstanding Debt by Noteholder.  In the event that the Noteholder initiates a bankruptcy proceeding involving the Borrower, and to the fullest extent permitted by law, agree, accept and stipulate that the Noteholder’s calculation of the amount of outstanding principal and accrued interest due the Noteholder under this Note or the 2010 Note, or the amount of any other indebtedness owed by the Borrower or its Affiliates to the Noteholder, is correct and accurate.

8. Negative Covenants.  Without the prior written consent of the Noteholder, from the date hereof until all of the Borrower’s obligations under this Note are satisfied in full, the Borrower and each Affiliate thereof shall be prohibited from:

8.1. Dispositions.  Selling, leasing or otherwise disposing of their respective assets, except in the ordinary course of business.

8.2. Liens.  Incurring, creating, assuming or suffering to exist any Lien on any of Borrower’s or any its Affiliates’ property or assets, whether now owned or hereinafter acquired except for (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; and (b) non-consensual Liens arising by operation of Law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings.

8.3. Dissolution.  Dissolving, liquidating, or winding up their respective businesses.

8.4. Conduct of Business.  Conducting their respective businesses other than in their ordinary and usual course, or otherwise effecting any fundamental change to any such business.

8.5. Dividends.  Paying any dividend or make any other distributions of cash or property.

8.6. Existence.  Merging or consolidating with another entity (except the merger or consolidation of an Affiliate into the Borrower, in which the Borrower is the surviving entity).

8.7. Capitalization.  Issuing any new stock or redeeming any existing stock.

8.8. Indebtedness.  Incurring, creating or assuming any Debt, other than Permitted Debt.

8.9. Subsequent Delisting.  Following the date on which the Borrower’s securities are re listed on the NASDAQ or listed on any other securities exchange, permit the delisting of those securities from such securities exchange.

8.10. SEC Filings; Restatements.  Failing to make timely filings with the SEC, or restating any of its financial reports or related disclosures.

9. Events of Default.  The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

9.1. Failure to Pay.  The Borrower fails to pay (a) any principal amount of the Loan when due or (b) interest or any other amount when due and such failure continues for two (2) days following written notice to the Borrower.

9.2. Breach of Representations and Warranties.  Any representation or warranty made or deemed made by the Borrower to the Noteholder herein is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

9.3. Breach of Covenants.  The Borrower fails to observe or perform (a) any covenant, condition or agreement contained set forth herein and such failure continues after the applicable grace period, if any.

9.4. Bankruptcy.

(a) the Borrower commences any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower makes a general assignment for the benefit of its creditors;

(b) there is commenced against the Borrower any case, proceeding or other action of a nature referred to in Section 9.4(a) above;

(c) there is commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(d) the Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 9.4(a), Section 9.4(b) or Section 9.4(c) above; or

(e) the Borrower is generally not, or shall be unable to, or admits in writing its inability to, pay its Debts as they become due.

9.5. Judgments.  One or more judgments or decrees shall be entered against the Borrower and all of such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof, other than such judgments or decrees set forth in Schedule 9.6.

9.6. Restatements of Financial Statements.  The Borrower shall issue a restatement of any financial statements filed with the SEC previously or in the future.

10. Remedies.  Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the Borrower (a) terminate its commitment to make any Advances hereunder; (b) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (c) exercise any or all of its rights, powers or remedies under applicable Law; provided, however that, if an Event of Default described in Section 9.4 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholder.

11. Indemnification.  The Borrower agrees to indemnify and hold harmless the Noteholder and its Affiliates and their respective directors, officers, managers, members, shareholders, employees and agents (each a “Noteholder Indemnitee”) from and against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof (collectively, “Damages”) to which any such Noteholder Indemnitee may become subject (a) as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Borrower under this Note, or (b) arising from or in connection with any services performed by the Noteholder on behalf of or for the benefit of the Borrower (whether in connection with this Note or otherwise), other than such Damages incurred by a Noteholder Indemnitee solely as the result of such Noteholder Indemnitee’s gross negligence or willful misconduct).  The Borrower will reimburse any such Noteholder Indemnitee on demand for all such Damages as they are incurred by such Noteholder Indemnitee.

12. Distribution of Recovered Amounts.  In the event that the Borrower obtains a monetary judgment against any Person or is otherwise entitled to be paid monies by any Person in connection with a claim made or threatened by the Borrower against any Person in connection with or arising from the NASDAQ Delisting (such amounts, the “Recovered Amounts”), the Borrower shall (a) cause all such amounts to be deposited by such Person directly into the Escrow Account (and not to any account controlled by the Borrower); and (b) notify the Noteholder that such deposit will be or has been made to the Escrow Account; provided, however, that the terms and conditions of any settlement, including the amount, shall be agreeable to both the Borrower and the Noteholder; and provided further, that in the event of a disagreement between the Borrower and the Noteholder as to any proposed settlement of $31 million or less, the Borrower shall accept or reject such settlement at the Noteholder’s sole discretion.  Thereafter, such recovered amounts shall be paid or distributed from the Escrow Account as follows:

12.1. First, to repay the principal amount of any outstanding Advances and all accrued and unpaid interest thereon;

12.2. Second, to repay all the principal and interest with an outstanding unpaid balance as of August 13, 2013 of at least RMB 68,830,000 yuan under the 2010 Loan, however the accrued interest of 2010 Loan should be at an annual interest rate of 8.5% after August 13, 2013 until Recovered Amounts received;

12.3. Third, to repurchase or redeem all shares of the Borrower’s capital stock from such investors and in such amounts as set forth on Schedule 12.3 pro rata, at an aggregate price of $14 million, and return such purchased or redeemed shares to the Borrower for cancellation;

12.4. Thereafter, as determined by the Borrower’s Board of Directors.

13. Miscellaneous.

13.1. Notice.  Unless otherwise provided, any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by mail, then such notice shall be deemed given upon the receipt of such notice by the recipient and (iii) if given by an internationally recognized overnight air courier, then such notice shall be deemed given two (2) Business Days after delivery to such carrier.  All notices shall be addressed to the Party to be notified at the address below, or at such other address as such Party may designate by ten (10) days advance written notice to the other Party:

If to the Borrower:

CleanTech Innovations, Inc.
C District, Maoshan Industry Park
Tieling Economic Development Zone,
Tieling, Liaoning Province, China 112616
Attention: Bei Lu
Tel: 86-13904026412
Email: beilv2010@l63.com

With a copy to (which copy shall constitute notice):

William Uchimoto, Esq.
Stevens & Lee P.C.
1818 Market St., 29th Fl.
Philadelphia, PA 19103
Office: 215-751-2876
Fax: 610-371-7742
Email: wwu@stevenslee.com

If to the Noteholder:

NYGG (Asia), Ltd.
12th Floor Ruttonjee House
11 Duddell Street, Central,
Hong Kong
Attention: Ming Li
Tel: (86) 10-6581-4338

With a copy to (which copy shall constitute notice):

Holland & Knight LLP
31 West 52nd Street
New York, New York 10019
Attention: Neal Beaton, Esq.
Tel: (212) 513-3470
Fax: (212) 341-7103

13.2. Expenses.  The Borrower shall reimburse the Noteholder on demand for all out-of-pocket costs, expenses and fees (including reasonable expenses and fees of its counsel) incurred by the Noteholder in connection with the transactions contemplated hereby including, without limitation, the negotiation, documentation and execution of this Note and the enforcement of the Noteholder’s rights hereunder.

13.3. Governing Law.  This Note, and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the Laws of the State of New York, without regard to choice of law principles thereof.

13.4. Submission to Jurisdiction.

(a) The Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding.  Final judgment against the Borrower in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b) Nothing in this Section 13.4 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) serve process upon the Borrower in any manner authorized by the Laws of any such jurisdiction.

13.5. Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 13.4 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

13.6. Waiver of Jury Trial.  THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

13.7. Counterparts; Integration; Effectiveness.  This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract.  This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.  Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

13.8. Successors and Assigns.  This Note may be assigned or transferred by the Noteholder to any Person.  The Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder.  This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

13.9. Waiver of Notice.  The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

13.10. USA PATRIOT Act.  The Noteholder hereby notifies the Borrower that to the extent required pursuant to the USA PATRIOT Act, it shall obtain, verify, and record information that identifies the Borrower, which information includes the name of the Borrower and other information that will allow the Noteholder to identify the Borrower in accordance with the US PATRIOT Act, and the Borrower agrees to provide any such information as may be requested from time to time by the Noteholder.

13.11. Interpretation.  For purposes of this Note (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole.  The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

13.12. Amendments and Waivers.  No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the Parties.  Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

13.13. Headings.  The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

13.14. No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

13.15. Severability.  If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has executed this Note as of this 17th day of August 2013.

BORROWER:

CLEANTECH INNOVATIONS, INC.

By:	/s/ Bei Lu
Name: Bei Lu
Title: Chairman of the Board of Directors
and Chief Executive Officer, acting in such
capacity and on behalf of the holders of a
majority of the voting shares of the Borrower

NOTEHOLDER:

NYGG (ASIA), LTD.

By:	/s/ Ming Li
Name: Ming Li
Title: Managing Director

SCHEDULES

SCHEDULE 1

NONE

[SEE SCHEDULE 6.8]

SCHEDULE 6.7

[ACCURACY OF 2010 LOAN INFORMATION]

[SEE SCHEDULE 6.8.]

SCHEDULE 6.8

[OBSERVANCE OF PRIOR COVENANTS]

The Borrower is in a continuing default on its $10 million loan from the Noteholder on December 13, 2010.  This default has not been waived.  At July 15, 2013 the total principal and interest due was US $13,271,111 (or the equivalent in the Chinese currency (RMB) of RMB 83,608,000 yuan).

The Noteholder hereby waives Section 5(G) of the 2010 Loan Agreement for the limited and sole purpose of permitting the Loan.

SCHEDULE 9.6

[JUDGMENTS]

There is an outstanding default judgment by the Supreme Court of New York County against the borrower in the amount of $450,000.  In the event that there are efforts to enforce this judgment, the Borrower will take steps, at its own expense, to have it vacated.

SCHEDULE 12.3

[CTEK $14 MILLION REDEMPTION DETAILS]

Shareholders/investors	Shares and warrants
HanHua Limited	1,046,875
Roosen Commercial Corp.	1,046,875
Strong Growth Capital, Ltd	1,046,875
Wolf Enterprises Limited	1,046,875
NYGG (Asia), Ltd.	300,000
Witter Global Opportunities Ltd.	105,600
Total Shares to be Redeemed:	4,593,100

EXHIBIT A

ADVANCES AND PAYMENTS ON THE LOAN

Date of Advance	Amount of Advance	Amount of Principal Paid	Unpaid Principal Amount of Note	Name of Person Making the Notation